Exhibit 99.1

Press Release

BRISTOW GROUP APPOINTS WILLIAM “BILL” COLLINS
TO SENIOR VICE PRESIDENT GLOBAL OPERATIONS

HOUSTON, Oct. 5, 2016 – Bristow Group today announced the appointment of William “Bill” Collins to senior vice president global operations, responsible for overseeing safe and reliable helicopter and airplane operations across Bristow’s business. In his new role, Collins will focus on improving operational safety, reliability and efficiency for clients, reporting directly to Bristow Group President and Chief Executive Officer Jonathan Baliff.
Collins assumes the senior vice president global operations role from Chet Akiri, who has been serving as acting senior vice president global operations in addition to his role as chief commercial officer since April 2016. With this change, Akiri, as Bristow’s chief commercial officer, will be responsible for all revenue for the company, including the company’s core oil and gas business as well as new revenue growth opportunities from its continued diversification into other commercial and government sectors. Akiri will continue to report to Baliff, President and CEO of Bristow Group.
“Bill has a proven commitment to aviation safety, with extensive experience in fixed-wing and maintenance operations, and has successfully worked in aviation, engineering and technical companies with increasing levels of leadership responsibility in functions including operations, support and sales, in the U.S., and overseas,” said Baliff. “He has the expertise to integrate our rotary and fixed-wing business into a worldwide aviation operation, while improving safety performance and continuing our operational excellence and transformation. His commercial aviation experience and operational knowledge and insight are welcome additions to our senior leadership team.”
Collins joins Bristow from American Airlines, where he most recently served as vice president, aircraft, engine and components operations responsible for the airlines’ aircraft overhaul division in the Americas, Asia and Europe. While at American, Collins was successful in realizing $450 million in cost savings and improved operational efficiencies. Prior to joining the airline, Collins held various positions of increasing seniority within the Aviation Systems
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division of General Electric from 2004 to 2010, ultimately serving as the vice president and general manager. Previous to General Electric, Collins held leadership positions at Moog, Inc., Bell Technologies, the U.S. Department of Defense and the U.S. Department of Energy.

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About Bristow Group Inc.
Bristow Group Inc. (NYSE: BRS) is the leading provider of industrial aviation services offering exceptional transportation, search and rescue (SAR) and aircraft support services, including helicopter maintenance and training, to government and civil organizations worldwide. With headquarters in Houston, Texas, Bristow has major operations in the North Sea, Nigeria, the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector in Australia, Canada, Guyana, Norway, Russia and Trinidad, and to the public sector for all of the UK on behalf of the Maritime and Coastguard Agency.

Media Contact:
Julie King
Bristow Group
Phone: +1-832-551-9814
E-mail: julie.king@bristowgroup.com

Investor Contact:
Linda McNeill
Bristow Group
Phone: +1-713-267-7622
E-mail: linda.mcneill@bristowgroup.com